Exhibit 99.(h)(6)(i)

Schedule A

Dated October 30, 2013
To The
Expense Limitation Agreement
Dated May 1, 2000
Between
Touchstone Tax-Free Trust and Touchstone Advisors, Inc.

Fund	Contractual Limit on Total Operating Expenses	Termination Date
Touchstone Ohio Tax-Free Bond Fund
Class A	0.85%	October 30, 2014
Class C	1.60%
Touchstone Ohio Tax-Free Money Market
Class A	0.75%	October 30, 2014
Institutional	0.50%
Touchstone Tax-Free Money Market
Class A	0.89%	October 30, 2014
Class S	0.90%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE TAX-FREE TRUST

By:

TOUCHSTONE ADVISORS, INC.

By:

By:

Signature Page — Schedule A to Expense Limitation Agreement